                                                                       EXHIBIT 5

         [LETTERHEAD OF KLEHR, HARRISON, HARVEY, BRANZBURG & ELLERS LLP]


                                December 23, 1998


Board of Directors
National Media Corporation
15821 Ventura Boulevard, Suite 570
Los Angeles, CA  91436

                  RE:      Registration Statement on Form S-3

Gentlemen:

         We have acted as counsel to National Media Corporation, a Delaware corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-3 (the "Registration Statement") being filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the resale of up to 17,508,373 shares of the Company's common stock, par value $.01 per share (the "Shares"), consisting of the following: (i) 13,533,373 shares issuable upon conversion of the Company's Series E Convertible Preferred Stock, par value $.01 per share (the "Series E Preferred Stock"); (ii) 212,500 Shares issuable upon exercise of options (the "Options"); and (iii) 3,762,500 Shares issuable upon exercise of warrants (the "Warrants").

         In connection with this opinion, we have examined and relied upon the original or copies of (i) the Certificate of Incorporation and the By-laws of the Company, (ii) minutes and records of the corporate proceedings with respect to the issuance of the Shares, and (iii) such other documents as we have deemed necessary as a basis for the opinion hereinafter set forth.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

         This opinion is limited to the laws of the State of Delaware and we express no opinion as to the laws of any other jurisdiction.

         Based upon and subject to the foregoing, we are of the opinion that (i) the Shares issuable upon conversion of the Series E Preferred Stock, when issued upon conversion of the Series E Preferred Stock in accordance with the Certificate of Designations, Rights and Preferences of the Series E Preferred Stock, will be validly issued, fully paid and non-assessable; and (ii) the Shares issuable upon exercise of the Options and the Warrants, when issued upon exercise of the Options and the Warrants, respectively, in accordance with their terms, will be validly issued, fully paid and non-assessable.

         This opinion is being furnished to you solely for your benefit in connection with the Registration Statement and is not to be used, circulated, quoted or referred to or relied upon for any other purpose without our express written permission.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

                             Very truly yours,


                             /s/ Klehr, Harrison, Harvey, Branzburg & Ellers LLP